[IFF LETTERHEAD]



                                          February 25, 1998




Mr. Thomas H. Hoppel
273 Grove Avenue
Metuchen New Jersey 08840

                              CONSULTING AGREEMENT

Dear Tom:

      In accordance with our discussion, we propose the following agreement under which you will act as a consultant to International Flavors & Fragrances Inc. ("IFF" or the "Company") after your retirement on March 31, 1998.

      1. During the period beginning April 1, 1998 and ending March 31, 1999 (the "Consulting Period"), you will serve as a financial consultant to IFF, when and as requested by the Chairman and President of the Company, in those fields in which you have special competence and experience. It is understood that during the Consulting Period you will be free to devote the greater part of your time to other pursuits. It is further understood that during the Consulting Period the Chairman and President of the Company may request you to take one or more trips within or outside the United States under such consultancy. IFF will reimburse you for all reasonable itemized travel expenses incurred by you on such trips. As a consultant to IFF you will not hold yourself out to be an employee or agent of the Company.

      2. IFF will pay you a monthly consulting fee at the rate of $l67,500 per year during the Consulting Period, unless you die or become totally disabled during the Consulting Period, in which event no further consulting fees will be payable after the month in which you die or become totally disabled.

      3. During the Consulting Period you will retain the right to use the IFF-provided automobile now in your

                                                            MR. THOMAS H. HOPPEL
                                                               FEBURARY 25, 1998
                                                               PAGE 2 OF 3 PAGES


possession (the "Company Car") . You agree and acknowledge, however, that, irrespective of any IFF policy or program, at no time during the Consulting Period will IFF have any obligation to purchase for you or provide to you a new automobile. At the expiration or earlier termination for any reason of the Consulting Period, ownership of the Company Car will be transferred to you. Any compensation resulting from this transfer will be reported on Form 1099 Miscellaneous for 1999.

      4. During the Consulting Period, you will not engage directly or indirectly in any business which is competitive to that of IFF or any subsidiary of IFF, domestic or foreign, and you will not accept employment by, perform consulting services for or otherwise give material assistance to any competitor of IFF or any of its subsidiaries, or to any person, firm or corporation which, to your knowledge, intends to become such a competitor. For the purpose of this paragraph, a business will be deemed "competitive" if its operations (a) are in the flavor, fragrance or aroma chemical business or (b) interfere (i) with the availability to IFF or any IFF subsidiary of any commodity of the kind purchased, acquired or used by IFF or any subsidiary, or (ii) with the demand of others for products made or sold by IFF or any IFF subsidiary in any locality in which such availability or demand exists at the time you contemplate your employment with or services on behalf of such business; and you will be deemed directly or indirectly to engage in a business if you participate in such business (x) as a director, officer, employee, partner, individual proprietor, consultant or representative; (y) as an investor with a beneficial interest in more than five percent (5%) of the outstanding net equity of such business; or
(z) as a lender who makes loans or advances in an amount in excess of five percent (5%) of its outstanding net equity.

      5. Attached to and made a part of this letter agreement is the security agreement which you signed on July 30, 1962. Both during and after the Consulting Period you will continue to abide by the terms and conditions of the security agreement, as if the word "employment" therein meant "consultancy", but such obligation will no in way be

                                                            MR. THOMAS H. HOPPEL
                                                               FEBURARY 25, 1998
                                                               PAGE 3 OF 3 PAGES



construed as a continuation of your IFF employment which will terminate effective March 31, 1998.

      6. This agreement will be construed in accordance with and governed by the laws of the State of New York, excluding its conflicts-of-laws principles.

     If the foregoing terms and conditions are acceptable to you, please so indicate by signing and returning the extra copy of this letter.

                                          Sincerely,

                                          INTERNATIONAL FLAVORS & FRAGRANCES
                                             INC.


                                          By:  /s/ EUGENE P. GRISANTI
                                              ----------------------------
                                               Eugene P. Grisanti
                                               Chairman & President


Enclosure


AGREED AND ACCEPTED:


/s/ THOMAS H. HOPPEL
------------------------
   Thomas H. Hoppel
   February 27, 1998

                               EMPLOYEE AGREEMENT

                    INTERNATIONAL FLAVORS & FRAGRANCES, INC.
                      521 West 57th St., New York 19, N.Y.

                                     (IFF)


     In consideration of my employment by IFF or any of its subsidiaries (herein together called IFF), I hereby agree as follows:

     1. I acknowledge that in the course of my employment by IFF, I may have access to, acquire or gain confidential knowledge or information (i) with respect to formulae, secret processes, plans, devices, products, know-how and other data belonging or relating to IFF, or (ii) with respect to the identity of customers of IFF, and the identity of products and the quantity and prices of the same ordered by such customers. I acknowledge that all such information is the sole property of IFF and I shall treat it as set forth below.

     2. I shall keep confidential all such knowledge or information described above and shall not divulge it to others nor use it for my own private purposes or personal gain, without the express written consent of IFF. This obligation on my part shall continue during and after the period of my employment by IFF.

     3. Upon termination of my employment, or at any time IFF may request, I shall deliver to IFF all notes, memoranda, records, files or other papers, and copies thereof, in my custody relating to any such knowledge or information described above to which I have had access or which I may have developed during the term of my employment.

     4. I shall not, without the prior written permission of IFF, after leaving the employ of IFF for any reason, work for others, or for my own account, on any of the secret processes or formulae on which I have worked or to which I have had access while in the employ of IFF.

     5. Any invention, formula, process, product, idea, discovery and improvement conceived or developed by me within the period of my employment, relating to any activity engaged in by IFF, shall be the sole and exclusive property of IFF and I shall promptly communicate to IFF full information with respect to any of the foregoing conceived or developed by me. I shall execute and deliver all documents and do all other things as shall be deemed by IFF to be necessary and proper to effect the assignment of IFF of the sole and exclusive right, title and interest in and to all such inventions, formulae, processes, products, ideas, discoveries and improvements, and patent applications and patents thereon.



          7/30/62                                      THOMAS H. HOPPEL
-----------------------------                  ---------------------------------
          (date)                                         (signature)